                                                                                                Exhibit 12

                         Paragon Corporate Holdings Inc.
                Computation of Ratio of Earnings to Fixed Charges

                        (In thousands, except for ratios)


                                                                                                   THE
                                                   A.B. DICK (THE PREDECESSOR COMPANY)            COMPANY
                                                   -----------------------------------            -------

                                                                                     4/1/96       1/17/97
                                                  FISCAL YEARS ENDED MARCH 31,       THROUGH      THROUGH
                                                1994          1995         1996      1/16/97      12/31/97
                                           -----------------------------------------------------------------

Computation of Earnings:
Income (loss) before income taxes                2,132         2,677      (5,463)        (455)        9,329
Add:
   Interest expense(1)                               0           134          162          205        2,598
   Portion of rent expense representative
      of an interest factor                      1,778         1,103          728          765          742
                                           -----------------------------------------------------------------

Earnings (deficiency)                            3,910         3,914      (4,573)          515       12,669
                                           =================================================================

Computation of Fixed Charges:
   Interest expense(1)                               0           134          162          205        2,598
   Portion of rent expense representative
      of an interest factor                      1,778         1,103          728          765          742
                                           -----------------------------------------------------------------

Fixed Charges                                    1,778         1,237          890          970        3,340
                                           =================================================================

Ratio of Earnings to Fixed Charges(2)             2.20          3.16           --           --         3.79
                                           =================================================================

(1)  Amortization of deferred financing cost is included in interest expense.
(2) Earnings were inadequate to cover fixed charges in the fiscal year ended March 31, 1996 and in the period from April 1, 1996 through January 16, 1997 by $5,463 and $455, respectively.